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Memory Pharmaceuticals Reports Second Quarter 2007 Financial Results
-Recent Highlights Include Completion of Enrollment in Phase 2a Trials of MEM 1003 and MEM 3454-
-Company Announces Expansion of Pipeline to Include 5-HT6 Receptor Antagonist Program-
MONTVALE, N.J., August 9, 2007/PR Newswire — First Call/ — Memory Pharmaceuticals Corp. (Nasdaq: MEMY), a biopharmaceutical company focused on the discovery and development of innovative drug candidates for the treatment of a broad range of central nervous system (CNS) conditions, today reported its financial results for the three and six months ended June 30, 2007. At June 30, 2007, the Company had cash, cash equivalents and marketable securities of approximately $51.3 million, unchanged from December 31, 2006.
Memory Pharmaceuticals also announced today the expansion of its drug development pipeline to include a 5-HT6 Antagonist Program. 5-HT6 antagonists are potential treatments for Alzheimer’s disease, schizophrenia, attention deficit disorder and obesity. 5-HT6 receptors are found in brain areas involved in cognitive processes. Antagonism of these receptors boosts activity in cognition circuits, producing increased performance in animal models of learning and memory. Memory Pharmaceuticals has internally developed a portfolio of novel, potent and selective 5-HT6 antagonists, which includes compounds that are covered by intellectual property licensed from NPS Pharmaceuticals. The Company is evaluating several lead compounds from this portfolio as potential development candidates.
“The first half of 2007 was a tremendously productive time for Memory Pharmaceuticals, and we believe that we are well-positioned to build on this momentum as we approach key milestones in the second half of this year,” said Jim Sulat, President and Chief Executive Officer. “Over the past several months, we completed enrollment in our Phase 2a Alzheimer’s disease trials for MEM 1003 and MEM 3454, established plans to initiate a Phase 2a trial of MEM 3454 in cognitive impairment associated with schizophrenia, or CIAS, later this year, enhanced our financial flexibility through multiple initiatives and, most recently, expanded our pipeline to include a 5-HT6 antagonist program. We are now focusing our attention on our clinical goals for the second half of the year, including the initiation of a Phase 1 trial for MEM 63908 and a Phase 2a trial of MEM 3454 in CIAS, and top-line data announcements from our Phase 2a trials of MEM 1003 and MEM 3454 in Alzheimer’s disease in the fourth quarter.”
For the quarter ended June 30, 2007, the Company reported a net loss of $10.7 million, or $0.15 per share, compared to net income of $1.6 million, or $0.04 per share, for the same period in 2006. Net loss for the second quarter of 2007 included a non-cash charge of $0.8 million related to stock-based compensation. Net income for the second quarter of 2006 included a non-cash gain of $7.8 million related to the warrants issued in the Company’s September 2005 private placement and a non-cash charge of $0.7 million related to stock-based compensation. For the quarter ended June 30, 2007, after removing the effect of the charge related to stock-based compensation, the Company’s non-GAAP net loss was $9.9 million, or $0.14 per share. For the quarter ended June 30, 2006, after removing the effect of the charge related to stock-based compensation and the unrealized gain on the warrants issued in the Company’s 2005 private placement, the Company’s non-GAAP net loss was $5.5 million, or $0.14 per share.
For the six months ended June 30, 2007, the Company reported a net loss of $19.6 million, or $0.27 per share, compared to a net loss of $6.6 million, or $0.17 per share, for the same period in 2006. Net loss for the six months ended June 30, 2007 included a non-cash charge of $1.7 million related to stock-based compensation. Net loss for the six months ended June 30, 2006 included a non-cash gain of $5.5 million related to the warrants issued in the Company’s September 2005 private placement and a non-cash charge of $1.4 million related to stock-based compensation. For the six months ended June 30, 2007, after removing the effect of the charge related to stock-based compensation, the Company’s non-GAAP net loss was $17.9 million, or $0.25 per share. For the six months ended June 30, 2006, after removing the effect of the charge related to stock-based compensation and the unrealized gain on the warrants issued in the Company’s 2005 private placement, the Company’s non-GAAP net loss was $10.7 million, or $0.28 per share. A reconciliation of GAAP to non-GAAP results is presented in the tables at the end of this press release.
Prior to January 1, 2007, the fair value of the warrants issued in the Company’s 2005 private placement was required to be classified as a liability on the Company’s Balance Sheet, with the change in fair value recognized in the Company’s Statement of Operations as unrealized gains or losses. Pursuant to the adoption of a recent accounting pronouncement, as of January 1, 2007, the carrying value of these warrants was reclassified to the equity section of the Company’s Balance Sheet.
For the quarter ended June 30, 2007, the Company reported revenue of $2.7 million, compared to revenue of $1.9 million for the same period in 2006. For the six months ended June 30, 2007, revenue was $5.4 million, compared to revenue of $4.7 million for the same period in 2006. To date, our revenue has been derived from our collaborations with Hoffmann La-Roche and Amgen. This revenue includes the amortization of upfront non-refundable fees and milestone payments, in addition to payments received for research and development funding.
Research and development expenses for the quarter ended June 30, 2007 were $11.3 million compared to $6.4 million for the same period in 2006. The $4.9 million increase includes $4.3 million in increased costs associated with the clinical and preclinical development of MEM 1003 and MEM 3454, $0.4 million in increased personnel-related costs, $0.1 million in increased manufacturing costs and $0.1 million in increased facility-related costs.
Research and development expense for the six months ended June 30, 2007 was $21.1 million compared to $13.2 million for the six months ended June 30, 2006. The $7.9 million increase includes $7.0 million in increased costs associated with the clinical and preclinical development of MEM 1003 and MEM 3454, $0.4 million in increased manufacturing costs, $0.4 million in increased personnel-related costs and $0.1 million in increased facility-related costs.
General and administrative expenses for the quarter ended June 30, 2007 were $2.6 million, compared to $2.1 million for the same period in 2006. The $0.5 million increase includes $0.2 million in increased legal and patent fees, $0.1 million in increased personnel-related costs, $0.1 million in increased amortization expense related to our debt and $0.1 million in increased administrative costs.
General and administrative expenses for the six months ended June 30, 2007 were $4.8 million compared to $4.3 million for the six months ended June 30, 2006. The $0.5 million increase includes $0.3 million in personnel-related costs, $0.1 million in increased amortization expense related to our debt and $0.1 million in increased administrative costs.
The Company expects that its existing cash, cash equivalents and marketable securities, together with payments required to be made under its collaboration agreements, should be sufficient to fund operating expenses, repayment of equipment notes and capital equipment requirements into the second half of 2008.
Second Quarter Highlights and Recent Developments
—Nicotinic Alpha-7 Agonist Program
Expanded Nicotinic Alpha-7 Alliance with Roche. In June 2007, Memory Pharmaceuticals expanded its nicotinic alpha-7 receptor agonist agreement with Roche to support a Phase 2a CIAS trial of MEM 3454. The expanded agreement provides that Roche would have to make an additional milestone payment upon completion of the Phase 2a CIAS trial to maintain its license to MEM 3454. The additional milestone payment, if made, is expected to cover the expenses related to the Phase 2a CIAS trial of MEM 3454.
Established Plans for Phase 2a Trial of MEM 3454 in Schizophrenia. In June 2007, Memory Pharmaceuticals announced that it plans to commence a Phase 2a proof-of-concept study of MEM 3454, the Company’s lead nicotinic alpha-7 partial agonist, for the treatment of CIAS in the fourth quarter of 2007.
Completed Enrollment in Phase 2a MEM 3454 Alzheimer’s Disease Trial. In July 2007, Memory Pharmaceuticals completed enrollment in its Phase 2a trial of MEM 3454 in Alzheimer’s disease. The trial is a randomized, double-blind, placebo-controlled study designed to assess the safety, tolerability and cognitive effects of three different doses of MEM 3454. The trial enrolled approximately 80 subjects with mild to moderate Alzheimer’s disease at multiple sites in the United States. The Company expects to announce top-line data from the trial in the fourth quarter of 2007.
—MEM 1003
Completed Enrollment in Phase 2a MEM 1003 Alzheimer’s Disease Trial. In April 2007, Memory Pharmaceuticals completed enrollment in its Phase 2a trial of MEM 1003 in Alzheimer’s disease. The multi-center, randomized, double-blind, placebo-controlled study enrolled approximately 180 subjects with mild to moderate Alzheimer’s disease at over 50 centers in the United States and is designed to evaluate the safety and efficacy of two different doses of MEM 1003. The Company expects to announce top-line data from the trial in the fourth quarter of 2007.

—PDE4 Inhibitor Program
Restructured Roche PDE4 Agreement. In June 2007, Memory Pharmaceuticals restructured its PDE4 inhibitor collaboration with Roche, providing the Company with the opportunity to more rapidly advance this program. Under the terms of the restructured agreement, the Company regained all worldwide rights to the PDE4 program and Roche relinquished all license and options rights to the program, including those related to MEM 1414 and MEM 1917. Memory Pharmaceuticals has agreed to make milestone payments to Roche upon the achievement of development, regulatory and sales events of PDE4 compounds and to pay royalties to Roche on worldwide sales of any marketed products from the PDE4 program.
— Financial Position
Secured Additional $5.0 Million in Debt Financing. In June 2007, the Company amended its term loan agreement with Hercules Technology Growth Capital, Inc. to increase the aggregate amount the Company can borrow from $10.0 million to $15.0 million. Hercules has advanced a total of $11.0 million to the Company to date under the loan agreement. From September 15, 2007, through December, 31, 2007, Memory Pharmaceuticals has the option to request the remaining $4.0 million available under the loan agreement.
Entered into Equity Funding Led by SMRI. In June 2007, Memory Pharmaceuticals entered into an agreement for the sale of up to $6.0 million of its common stock, principally to The Stanley Medical Research Institute (SMRI). The three-tranche equity financing will be priced at a 17 % premium to the Company’s stock price at the time of each tranche and will help fund the Company’s Phase 2a CIAS trial of MEM 3454. The first tranche of $2.0 million closed on June 20, 2007. The Company has the option to take down the second and third tranches upon the achievement of specified milestones during the trial.
Conference Call and Webcast Information
Memory Pharmaceuticals will hold a conference call on Thursday, August 9, 2007, at 9:00 a.m. EDT to discuss the Company’s second quarter 2007 financial results. The conference call will also be broadcast live from the “Investors” section of the Company’s website. Memory Pharmaceuticals’ senior management will host the conference call. Investors and other interested parties may access the call as follows:

Date:	Thursday, August 9, 2007
Time:	9:00 a.m. EDT
Telephone (U.S.):	866.713.8565
Telephone (international):	617.597.5324
Participant Passcode:	77253492
Webcast:	http://www.memorypharma.com under the “Investors” section
An audio replay of the conference call will be available from 11:00 a.m. EDT on Thursday, August 9, 2007, until Thursday, August 16, 2007. To access the replay, please dial 888.286.8010 (U.S.) or 617.801.6888 (international) and enter passcode number 58601384. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.
About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

MEMORY PHARMACEUTICALS CORP.
CONDENSED STATEMENTS OF OPERATIONS & NON-GAAP ADJUSTMENTS
(in thousands — except share and per share information)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue	$2,728	$1,944	$5,418	$4,724
Operating expenses:
Research and development	11,258	6,379	21,108	13,220
General and administrative	2,593	2,063	4,846	4,301

Total operating expenses	13,851	8,442	25,954	17,521

Loss from operations	(11,123)	(6,498)	(20,536)	(12,797)

Change in fair value of warrants	—	7,753	—	5,493
Interest income, net	440	369	992	747

Net income/(loss) before income taxes	(10,683)	1,624	(19,544)	(6,557)
Income taxes	6	—	6	—

Net income/(loss)	$(10,689)	$1,624	$(19,550)	$(6,557)

Net income/(loss) per common share:
Basic net income/(loss)	$(0.15)	$0.04	$(0.27)	$(0.17)

Diluted net income/(loss)	$(0.15)	$0.04	$(0.27)	$(0.17)

Basic weighted average number of shares of common stock outstanding	72,098,338	37,836,343	71,121,965	37,790,868
Diluted weighted average number of shares of common stock outstanding	72,098,338	38,415,846	71,121,965	37,790,868

Non-GAAP Adjustments:

Net income/(loss)	$(10,689)	$1,624	$(19,550)	$(6,557)

Unrealized (gain)/loss on warrants	—	(7,753)	—	(5,493)
Non-cash compensation charge associated with share-based payments	806	673	1,655	1,389

Non-GAAP net loss[1]	$(9,883)	$(5,456)	$(17,895)	$(10,661)

Non-GAAP basic and diluted net loss per share[1]	$(0.14)	$(0.14)	$(0.25)	$(0.28)

[1]	Excludes gains or losses on the warrants issued in the 2005 private placement and the expense associated with share-based payments.

MEMORY PHARMACEUTICALS CORP.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Cash, cash equivalents and marketable securities	$51,338	$51,323
Other current assets	1,332	1,397
Restricted cash	505	509
Deferred financing costs	542	—
Property and equipment, net	6,656	7,413

Total assets	$60,373	$60,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (excluding deferred revenue)	$9,369	$7,664
Warrant liability	—	8,724

Equipment notes payable, less current portion	197	345
Loan payable	9,243	—

Deferred revenue	18,704	20,707

Total liabilities	37,513	37,440
Stockholders’ equity	22,860	23,202

Total liabilities and stockholders’ equity	$60,373	$60,642